January 2026

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated December 30, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in International Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 30, 2025.

GS Finance Corp.

Trigger PLUS Based on the Value of TOPIX due February 5, 2029

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS on the stated maturity date is based on the performance of TOPIX as measured from the pricing date to and including the valuation date.

If the final index value (the index closing value on the valuation date) is greater than the initial index value, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor multiplied by the index percent increase (the percentage increase in the final index value from the initial index value). If the final index value is equal to or less than the initial index value but greater than or equal to the trigger level, you will receive the principal amount of your Trigger PLUS. However, if the final index value is less than the trigger level, you will lose a significant portion or all of your investment.

The Trigger PLUS are for investors who seek the potential to earn at least 142.30% of any positive return of the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the trigger level.

SUMMARY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	TOPIX (current Bloomberg symbol: “TPX Index”)
Principal amount:

$ in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	expected to price on or about January 16, 2026
Original issue date:	expected to be January 22, 2026
Valuation date:	expected to be January 31, 2029, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	expected to be February 5, 2029, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final index value is greater than the initial index value, $1,000 + leveraged upside payment;
•
if the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $1,000; or
•
if the final index value is less than the trigger level, $1,000 × index performance factor

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor (set on the pricing date):	at least 142.30%
Index percent increase:	(final index value - initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	the index closing value on the valuation date, subject to adjustment as described in the accompanying general terms supplement
Trigger level:	, which is 90.00% of the initial index value
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	40058WQR0 / US40058WQR06
Underwriter:	Goldman Sachs & Co. LLC
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the Trigger PLUS will not be listed on any securities exchange or interdealer quotation system
Estimated value range:	$895 to $955 per Trigger PLUS. See page PS-3 for more information.
Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the principal amount	3.00% ($ in total)*	97.00% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $30.00 for each Trigger PLUS it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each Trigger PLUS as a structuring fee.

Your investment in the Trigger PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-9. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the Trigger PLUS we sell initially. We may decide to sell additional Trigger PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in Trigger PLUS will depend in part on the issue price you pay for such Trigger PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the Trigger PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a Trigger PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Trigger PLUS

The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $1,000 principal amount), which is less than the original issue price. The value of your Trigger PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Trigger PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your Trigger PLUS at the time of pricing, plus an additional amount (initially equal to $ per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Trigger PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through , as described below). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market) will equal approximately the then-current estimated value of your Trigger PLUS determined by reference to such pricing models.

With respect to the $ initial additional amount:

•
$ will decline to zero on a straight-line basis from the time of pricing through ; and
•
$ will decline to zero on a straight-line basis from through .

January 2026

About Your Trigger PLUS

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your Trigger PLUS and therefore should be read in conjunction with such documents:

●
General terms supplement no. 17,744 dated October 20, 2025
●
Underlier supplement no. 47 dated December 23, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

We refer to the Trigger PLUS we are offering by this pricing supplement as the “offered Trigger PLUS” or the “Trigger PLUS”. Each of the offered Trigger PLUS has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “:index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 47 to “underlier(s)”, “indices”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “pricing date” and “underlying index publisher”, respectively.

The Trigger PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The Trigger PLUS will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Value of TOPIX due February 5, 2029 (the “Trigger PLUS”) can be used:

•
As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index.
•
To potentially outperform the underlying index with no limitation on the appreciation potential.
•
To provide limited protection against a loss of principal in the event of a decline of the underlying index from the initial index value to the final index value but only if the final index value is greater than or equal to the trigger level.

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your Trigger PLUS.

If the final index value is less than the trigger level, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlying index from the initial index value to the final index value.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the underlying index. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment. If the underlying index has not appreciated in value or has depreciated in value, but the final index value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the underlying index has depreciated in value and the final index value is less than the trigger level, investors will lose 1.00% for every 1.00% decline in the index value from the pricing date to the valuation date of the Trigger PLUS. Under these circumstances, the payment at maturity will be at least 10.00% less than the stated principal amount, will represent a loss of more than 10.00% and could be zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS and investors may lose their entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The Trigger PLUS offers investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index. However, investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS.

Trigger Feature

At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level.

Upside Scenario

The underlying index increases in value. In this case, you receive a full return of principal as well as at least 142.30% of the increase in the value of the underlying index. For example, if the final index value is 10% greater than the initial index value, the Trigger PLUS will provide a total return of at least 14.23% at maturity.

Par Scenario

The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even if the underlying index has depreciated.

Downside Scenario

The underlying index declines in value and the final index value is less than the trigger level. In this case, you receive significantly less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index to the valuation date of the Trigger PLUS. For example, if the final index value is 40.00% less than the initial index value, the Trigger PLUS will provide at maturity a loss of 40.00% of principal. In this case, you receive $600.00 per Trigger PLUS, or 60.00% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered Trigger PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your Trigger PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your Trigger PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying index over the life of your Trigger PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Trigger PLUS, tax liabilities could affect the after-tax rate of return on your Trigger PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	142.30%
Trigger level:	90.00% of the initial index value

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $1,000 stated principal amount plus 142.30% of the appreciation of the underlying index from the pricing date to the valuation date of the Trigger PLUS.
▪
If the underlying index appreciates 10.00%, the investor would receive a 14.230% return, or $1,142.30 per Trigger PLUS.
▪
Par Scenario. If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, the investor would receive the $1,000 stated principal amount per Trigger PLUS.
▪
If the underlying index depreciates 10.00%, investors will receive the $1,000 stated principal amount per Trigger PLUS.
▪
Downside Scenario. If the final index value is less than the trigger level, the investor would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index. Under these circumstances, the payment at maturity will be at least 10.00% less than the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.
▪
If the underlying index depreciates 40.00%, the investor would lose 40.00% of the investor’s principal and receive only $600.00 per Trigger PLUS at maturity, or 60.00% of the stated principal amount.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a Trigger PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered Trigger PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a Trigger PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	171.150%
130.000%	142.690%
120.000%	128.460%
110.000%	114.230%
100.000%	100.000%
98.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
89.999%	89.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

As shown in the table above:

•
If the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be 25.000% of the stated principal amount of your Trigger PLUS. As a result, if you purchased your Trigger PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your Trigger PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your Trigger PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the Trigger PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement and the accompanying general terms supplement. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Trigger PLUS Do Not Bear Interest

You will not receive any interest payments on your Trigger PLUS. As a result, even if the payment at maturity payable for your Trigger PLUS on the stated maturity date exceeds the stated principal amount of your Trigger PLUS, the overall return you earn on your Trigger PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Trigger PLUS

You can lose your entire investment in the Trigger PLUS. The cash payment on your Trigger PLUS, if any, on the stated maturity date will be based on the performance of the underlying index as measured from the initial index value set on the pricing date to the index closing value on the valuation date. If the final index value is less than the trigger level, you will lose a significant portion of your investment, equivalent to 1.00% of the stated principal amount of your Trigger PLUS for every 1.00% decline in the index value over the term of the Trigger PLUS. Thus, you may lose your entire investment in the Trigger PLUS.

Also, the market price of your Trigger PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your Trigger PLUS. Consequently, if you sell your Trigger PLUS before the stated maturity date, you may receive far less than the amount of your investment in the Trigger PLUS.

The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index

If the final index value is less than the trigger level, you will lose all or a substantial portion of your investment in the Trigger PLUS. This means that while a decrease in the final index value to the trigger level will not result in a loss of principal on the Trigger PLUS, a decrease in the final index value to less than the trigger level will result in a loss of a significant portion of the stated principal amount of the Trigger PLUS despite only a small incremental change in the level of the underlying index.

The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the Trigger PLUS will be based on the performance of the underlying index, the payment of any amount due on the Trigger PLUS is subject to the credit risk of GS Finance Corp., as issuer of the Trigger PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS. The Trigger PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the Trigger PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS, to pay all amounts due on the Trigger PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

The original issue price for your Trigger PLUS exceeds the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Trigger PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Trigger PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Trigger PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Trigger PLUS”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Trigger PLUS”. Thereafter, if GS&Co. buys or sells your Trigger PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your Trigger PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured Trigger PLUS.

In estimating the value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your Trigger PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Trigger PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Trigger PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the Trigger PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your Trigger PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your Trigger PLUS.

In addition to the factors discussed above, the value and quoted price of your Trigger PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Trigger PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your Trigger PLUS, including the price you may receive for your Trigger PLUS in any market making transaction. To the extent that GS&Co. makes a market in the Trigger PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured Trigger PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your Trigger PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Trigger PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the Trigger PLUS. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Amount Payable on Your Trigger PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your Trigger PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your Trigger PLUS may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your Trigger PLUS May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your Trigger PLUS, we mean the value that you could receive for your Trigger PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your Trigger PLUS, including:

•
the value of the underlying index;
•
the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;
•
the dividend rates of the underlying index stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;
•
interest rates and yield rates in the market;
•
the time remaining until your Trigger PLUS mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your Trigger PLUS may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your Trigger PLUS before maturity, including the price you may receive for your Trigger PLUS in any market making transaction. If you sell your Trigger PLUS before maturity, you may receive less than the principal amount of your Trigger PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered Trigger PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Investing in the Trigger PLUS Is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your Trigger PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your Trigger PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your Trigger PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the Trigger PLUS subsequent to the date of this pricing supplement. The issue price of the Trigger PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will Be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the Trigger PLUS. If you purchase Trigger PLUS at a price that differs from the stated principal amount of the Trigger PLUS, then the return on your investment in such Trigger PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on Trigger PLUS purchased at stated principal amount. If you purchase your Trigger PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the Trigger PLUS will be lower than it would have been had you purchased the Trigger PLUS at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the Trigger PLUS are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the Trigger PLUS. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your Trigger PLUS, the underlying stocks or other similar securities, which may adversely impact the market for or value of your Trigger PLUS.

Additional Risks Related to the Underlying Index

An Investment in the Offered Trigger PLUS Is Subject to Risks Associated with Foreign Securities

The value of your Trigger PLUS is linked to an underlying index that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Trigger PLUS

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying index with underlying index stocks from one or more foreign securities markets and could negatively affect your investment in the Trigger PLUS in a variety of ways, depending on the nature of such government regulatory action and the underlying index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed securities). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying index stocks that are currently included in an underlying index or that in the future are included in an underlying index, such underlying index stocks may be removed from an underlying index. If government regulatory action results in the removal of underlying index stocks that have (or historically have had) significant weight in an underlying index, such removal could have a material and negative effect on the level of such underlying index and, therefore, your investment in the Trigger PLUS. Similarly, if underlying index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying index, the value of the Trigger PLUS could be materially and negatively affected, and transactions in, or holdings of, the Trigger PLUS may become prohibited under United States law. Any failure to remove such underlying index stocks from an underlying index could result in the loss of a significant portion or all of your investment in the Trigger PLUS, including if you attempt to divest the Trigger PLUS at a time when the value of the Trigger PLUS has declined.

Risks Related to Tax

Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your Trigger PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your Trigger PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your Trigger PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your Trigger PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Trigger PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Trigger PLUS in your particular circumstances.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, or maturity of your Trigger PLUS, could be collected via withholding. If these regulations were to apply to the Trigger PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the Trigger PLUS. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the Trigger PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your Trigger PLUS, your Trigger PLUS will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Trigger PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your Trigger PLUS.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Underlying Index

TOPIX is a free-float-adjusted market capitalization weighted index of domestic common stocks selected from the prime market, standard market and growth market of the Tokyo Stock Exchange (TSE) covering an extensive portion of the Japanese stock market. Prior to April 4, 2022, TOPIX was comprised of all domestic common stocks listed on the First Section of the TSE. The revisions to TOPIX were carried out in stages from October 2022 to January 2025. For more details about TOPIX, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — TOPIX” in the accompanying underlier supplement.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by JPXI. JPXI shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the securities.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Index Closing Values

The index closing values have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your Trigger PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in you receiving an amount greater than the outstanding principal amount of your Trigger PLUS on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the Trigger PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the Trigger PLUS and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying index. The actual performance of the underlying index over the life of the offered Trigger PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the underlying index for each of the four calendar quarters in 2020, 2021, 2022, 2023, 2024 and 2025 (through December 26, 2025). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of TOPIX

	High	Low	Period End
2020
Quarter ended March 31	1,744.16	1,236.34	1,403.04
Quarter ended June 30	1,630.72	1,325.13	1,558.77
Quarter ended September 30	1,661.93	1,496.06	1,625.49
Quarter ended December 31	1,819.18	1,579.33	1,804.68
2021
Quarter ended March 31	2,012.21	1,791.22	1,954.00
Quarter ended June 30	1,983.54	1,849.04	1,943.57
Quarter ended September 30	2,118.87	1,880.68	2,030.16
Quarter ended December 31	2,055.56	1,926.37	1,992.33
2022
Quarter ended March 31	2,039.27	1,758.89	1,946.40
Quarter ended June 30	1,969.98	1,818.94	1,870.82
Quarter ended September 30	2,006.99	1,835.94	1,835.94
Quarter ended December 31	2,018.80	1,847.58	1,891.71

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

	High	Low	Period End
2023
Quarter ended March 31	2,071.09	1,868.15	2,003.50
Quarter ended June 30	2,300.36	1,961.28	2,288.60
Quarter ended September 30	2,430.30	2,221.48	2,323.39
Quarter ended December 31	2,391.05	2,218.89	2,366.39
2024
Quarter ended March 31	2,813.22	2,378.79	2,768.62
Quarter ended June 30	2,809.63	2,626.32	2,809.63
Quarter ended September 30	2,929.17	2,227.15	2,645.94
Quarter ended December 31	2,801.68	2,618.32	2,784.92
2025
Quarter ended March 31	2,815.47	2,658.73	2,658.73
Quarter ended June 30	2,852.84	2,288.66	2,852.84
Quarter ended September 30	3,187.02	2,811.72	3,137.60
Quarter ending December 31 (through December 26, 2025)	3,431.47	3,087.40	3,423.06

The graph below shows the daily historical index closing values from January 1, 2020 through December 26, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of TOPIX

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your Trigger PLUS should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your Trigger PLUS are uncertain. You will be obligated pursuant to the terms of your Trigger PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your Trigger PLUS for all tax purposes as pre-paid derivative contracts in respect of the underlying index, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the Trigger PLUS for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your Trigger PLUS, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your Trigger PLUS.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your Trigger PLUS are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your Trigger PLUS could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Trigger PLUS will generally be subject to the FATCA withholding rules.

January 2026

GS Finance Corp. Trigger PLUS Based on the Value of TOPIX due February 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered Trigger PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the Trigger PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $30.00 for each Trigger PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each Trigger PLUS as a structuring fee. The costs included in the original issue price of the Trigger PLUS will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of Trigger PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of the Trigger PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the Trigger PLUS against payment therefor in New York, New York on January 22, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trigger PLUS on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the Trigger PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the Trigger PLUS.

January 2026